CORESTATES FINANCIAL CORP AND SUBSIDIARIES

EXHIBIT 12.1

COMPUTATION OF RATIO OF EARNINGS FROM CONTINUING OPERATIONS
TO FIXED CHARGES OF CONTINUING OPERATIONS

CONSOLIDATED

Three Months Ended March 31, 1995
- ---------------------------------
1. Income from continuing operations before extraordinary items and income taxes......................................................  $ 88,099
                                                                       ========

2. Fixed charges of continuing operations:

   A. Interest expense (excluding interest on deposits),
      amortization of debt issuance costs and one-third of rental expenses, net of income from subleases.........................  $ 63,021

   B. Interest on deposits...........................................   128,390
                                                                       --------

   C. Total fixed charges (line 2A + line 2B)........................  $191,411
                                                                       ========

3. Income from continuing operations before extraordinary items and income taxes, plus total fixed charges of continuing operations:

   A. Excluding interest on deposits (line 1 + line 2A)..............  $151,120
                                                                       ========

   B. Including interest on deposits (line 1 + line 2C)..............  $279,510
                                                                       ========
4. Ratio of earnings (as defined) to fixed charges:

   A. Excluding interest on deposits (line 3A/line 2A)...............     2.40x
                                                                          ====

   B. Including interest on deposits (line 3B/line 2C)...............     1.46x
                                                                          ====